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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178273

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.000% Notes due 2015	$500,000,000	99.950%	$499,750,000	$57,271.35

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 2, 2011)

$500,000,000

Ecolab Inc.

1.000% Notes due 2015

        The notes will bear interest at a rate of 1.000% per year. Interest on the notes will be payable semi-annually in arrears on February 9 and August 9 of each year, beginning February 9, 2013. We may redeem the notes at our option, in whole at any time or in part from time to time, at the applicable redemption prices set forth under "Description of the Notes—Optional Redemption." If a change of control repurchase event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described in this prospectus supplement.

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior indebtedness from time to time outstanding.

        The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Investing in the notes involves risks that are described under "Risk Factors" beginning on page S-14.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.950%	$499,750,000
Underwriting discount	0.350%	$1,750,000
Proceeds, before expenses, to us	99.600%	$498,000,000

(1)
Plus accrued interest from August 9, 2012, if settlement occurs after that date.

        The notes will not be listed on any securities exchange, and currently, there is no public market for the notes.

        The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about August 9, 2012.

Joint Book-Running Managers

BofA Merrill Lynch		Credit Suisse
Senior Co-Managers
J.P. Morgan	Mitsubishi UFJ Securities	SMBC Nikko
Co-Managers
RBS Wells Fargo Securities		US Bancorp Citigroup

The date of this prospectus supplement is August 6, 2012.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus issued by us, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, solicitation or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes and certain other matters relating to Ecolab. The second part is the prospectus dated December 2, 2011, which is part of our Registration Statement on Form S-3 and contains more general information about, among other things, debt securities we may offer from time to time, some of which does not apply to this offering of notes.

        This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

        You will find more information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Securities and Exchange Commission, or the SEC, for a more complete understanding of the document or matter. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in the prospectus accompanying this prospectus supplement.

        In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to "the Company," "Ecolab," "we," "us" and "our" refer to Ecolab Inc. and its consolidated subsidiaries, which, prior to December 1, 2011, did not include Nalco Holding Company and its subsidiaries and, since December 1, 2011, has included Nalco Holding Company and its subsidiaries, which we also refer to as the "combined company." References to "Nalco" refer to Nalco Holding Company and its consolidated subsidiaries.

S-ii

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus is a part, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC Public Reference Room in Washington, D.C. by calling the SEC at (800) 732-0330. Our filings are also available to the public from the website maintained by the SEC at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE") under the trading symbol "ECL." Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents that Ecolab has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. Information that Ecolab files subsequent to the date of this prospectus supplement with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement and the accompanying prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

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  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012; and

  •
  our Current Reports on Form 8-K filed on January 20, 2012 (except with respect to Item 2.02), February 23, 2012, April 13, 2012, April 20, 2012, May 4, 2012, May 7, 2012 and August 2, 2012.

        In addition, the following is also incorporated by reference into this prospectus supplement and the accompanying prospectus: (i) the audited consolidated balance sheets of Nalco as of December 31, 2010 and 2009 and the consolidated statements of operations, equity and cash flows of Nalco for each of the three years in the period ended December 31, 2010, and notes related thereto and (ii) the unaudited condensed consolidated balance sheet of Nalco as of September 30, 2011 and the condensed consolidated statements of operations and cash flows of Nalco for the three and nine-month periods ended September 30, 2011 and 2010, and notes related thereto, each of which is included as an exhibit to our Current Report on Form 8-K filed on December 2, 2011.

        We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. You may obtain copies, without charge, of documents incorporated by reference in this prospectus supplement and the accompanying prospectus, by requesting them in writing or orally. To receive any such copy, call or write:

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
Attn: Corporate Secretary
1-800-232-6522

S-iii

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus.

        General information about Ecolab, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ecolab.com/investor as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings.

S-iv

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those of such forward-looking statements. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. In this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, we discuss expectations regarding our business, financial condition and results of operations. Without limiting the foregoing, words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "we believe," "estimate," "project" (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements. Forward-looking statements may also represent challenging goals for us. These statements, which represent our expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such forward-looking statements. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made.

        Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of Ecolab's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and include:

  •
  our ability to promptly and effectively integrate the businesses of Ecolab and Nalco and to achieve the cost savings and synergies we anticipate from the merger within the expected time frame or at all;

  •
  the potential for disruption from the merger to make it more difficult for us to maintain relationships with customers, employees or suppliers;

  •
  the combined business of Ecolab and Nalco has a different business mix than Ecolab's business prior to the acquisition, presenting different operational risks and challenges;

  •
  the future results of the combined company will suffer if the combined company does not effectively manage its expanded operations;

  •
  future events may impact our deferred tax position, including the utilization of foreign tax credits and undistributed earnings of international affiliates that are considered to be reinvested indefinitely;

  •
  we will incur significant expenses related to the amortization of intangible assets and may be required to report losses resulting from the impairment of goodwill or other assets recorded, each in connection with the merger or other completed or future acquisitions;

  •
  the vitality of the markets we serve;

  •
  the impact of worldwide economic factors such as the economy, capital flows, interest rates and foreign currency risk;

  •
  our ability to execute on key business initiatives, including leveraging a new ERP system and completing other actions to increase the competitiveness of our European business;

  •
  the ability to acquire and effectively integrate complementary businesses;

S-v

  •
  fluctuations in raw material and delivered product costs;

  •
  our ability to develop competitive advantages through value, innovation and customer support;

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  the costs and effects of complying with laws and regulations relating to the environment, including evolving climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including employment and labor laws;

  •
  restraints on pricing flexibility due to contractual obligations;

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  pressure on results of operations from consolidation of customers and vendors;

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  public health epidemics;

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  the occurrence of litigation or claims;

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  the loss or insolvency of a major customer or distributor;

  •
  acts of war, terrorism or hostilities, natural or man-made disasters, water shortages or severe weather conditions which impact our markets;

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  our ability to attract and retain high caliber management talent;

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  our ability to develop new technologies and offerings in response to changing customer needs;

  •
  claims relating to products and services we supply, including pending claims relating to the use of our products during the response to the Deepwater Horizon oil spill;

  •
  political, economic and legal risks relating to our non-U.S. operations; and

  •
  other uncertainties or risks reported from time to time in our reports to the SEC.

        You should carefully consider all of the information in or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to investing in the notes. Except as may be required under applicable law, we undertake no duty to update our forward-looking statements.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you in making a decision whether or not to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents filed with the SEC that are incorporated by reference herein and therein before investing in the notes. You should also carefully consider the matters discussed in the section entitled "Risk Factors" in Item 1A of Ecolab's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

 Ecolab's Business

        With 2011 sales, pro forma for the Nalco merger, of $11 billion and more than 40,000 employees, including 23,000 in sales and service, Ecolab Inc., a Delaware corporation, is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. We develop and market premium programs, products and services for the hospitality, foodservice, healthcare, industrial and energy markets in more than 160 countries. Our cleaning and sanitizing programs and products, pest elimination services, and equipment maintenance and repair services support customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care, commercial facilities management and vehicle wash sectors. Our technologies, chemicals and services are also used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining and other industrial processes. A strong commitment to customer support is a distinguishing characteristic of Ecolab's business.

        Ecolab's business is based upon its six reportable segments:

United States Cleaning & Sanitizing Segment

        The "United States Cleaning & Sanitizing" segment is comprised of six operating units which provide cleaning and sanitizing products and programs to United States markets.

        Institutional:    Our Institutional Division sells specialized cleaners and sanitizers for washing dishes, glassware, flatware, foodservice utensils and kitchen equipment ("warewashing"), for on-premise laundries (typically used by hotel and healthcare customers) and for general housekeeping functions, as well as food safety products and equipment, water filters, dishwasher racks and related kitchen sundries to the foodservice, lodging, educational and healthcare industries. The Institutional Division also provides pool and spa treatment programs for hospitality and other commercial customers, as well as a broad range of janitorial cleaning and floor care products and programs to customers in hospitality, healthcare and commercial facilities. The Institutional Division develops various chemical dispensing systems which are used by our customers to efficiently and safely dispense our cleaners and sanitizers. In addition, the Institutional Division markets a lease program comprised of energy-efficient dishwashing machines, detergents, rinse additives and sanitizers, including full machine maintenance. We believe that we are the leading supplier of chemical warewashing products and programs to institutions in the United States.

        Food & Beverage:    Our Food & Beverage Division addresses cleaning and sanitation at the beginning of the food chain to facilitate the processing of products for human consumption. The Food & Beverage Division provides detergents, cleaners, sanitizers, lubricants and animal health products, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products, primarily to dairy plants, dairy farms, breweries, soft-drink bottling plants, and meat, poultry and other food processors. The Food & Beverage Division is also a leading developer and marketer of antimicrobial products used in direct contact with meat, poultry, seafood and produce during processing in order to reduce microbial contamination. The Food & Beverage Division also designs, engineers and installs CIP ("clean-in-place") process control systems and facility cleaning systems for its customer base. We believe that we are one of the leading suppliers of cleaning and sanitizing products to the dairy plant, dairy farm, food, meat and poultry, and beverage/brewery processor industries in the United States.

        Kay:    Our Kay business unit supplies cleaning and sanitizing chemical products and related items primarily to regional, national and international quick service restaurant (QSR) chains and to regional and national food retailers (i.e., supermarkets and grocery stores). Its products include specialty and general purpose hard surface cleaners, degreasers, sanitizers, polishes, hand care products and assorted cleaning tools and equipment which are primarily sold under the "Kay" and "Ecolab" brand names. Kay's cleaning and sanitation programs are customized to meet the needs of the market segments it serves and are designed to provide highly effective cleaning performance, promote food safety, reduce labor costs and enhance user and guest safety. A number of product dispensing options are available for products in the core product range. Kay supports its product sales with employee training programs and technical support designed to meet the special needs of its customers. We believe that Kay is the leading supplier of chemical cleaning and sanitizing products to the QSR market segment and a leading supplier of chemical cleaning and sanitizing products to the food retail market segment in the United States. While Kay's customer base has grown over the years, Kay's business remains largely dependent upon a limited number of major QSR chains and franchisees and large food retail customers.

        Healthcare:    Our Healthcare Division provides infection prevention and other healthcare related offerings to acute care hospitals, surgery centers, dental offices and veterinary clinics. The Healthcare Division's proprietary infection prevention products (hand hygiene, hard surface disinfectants, instrument cleaners, patient drapes, fluid control products, equipment drapes and surgical fluid warming and cooling systems) are sold primarily under the "Ecolab" and "Microtek" brand names to various departments within the acute care environment (Infection Control, Environmental Services, Central Sterile and Operating Room). The Healthcare Division's Microtek Medical business is a leader in niche branded specialty surgical drapes and fluid control products. The Healthcare Division's recently-acquired O.R. Solutions business is a leading developer and marketer of surgical fluid warming and cooling systems.

        Textile Care:    Our Textile Care Division provides chemical laundry products and proprietary dispensing systems, as well as related programs, to large industrial and commercial laundries. Typically these customers include free-standing laundry plants used by institutions such as hotels, restaurants and healthcare facilities as well as industrial and textile rental laundries. Products and programs include laundry cleaning and specialty products, related dispensing equipment, and water and energy management. The Textile Care Division's programs are designed to meet our customers' needs for exceptional cleaning, while extending the useful life of linen and reducing the customers' overall operating cost.

        Vehicle Care:    Our Vehicle Care Division provides vehicle appearance products which include soaps, polishes, sealants, wheel and tire treatments and air fresheners. The Vehicle Care Division sells to vehicle rental, fleet and consumer car wash and detail operations using brands that include Blue Coral®, Black Magic® and Rain-X®.

United States Other Services Segment

        The "United States Other Services" segment is comprised of two operating units: Pest Elimination and Equipment Care (formerly GCS Service). In general, these businesses provide service which can augment or extend our product offering to our business customers as a part of our "Circle the Customer" approach and, in particular, by enhancing our food safety capabilities.

        Pest Elimination:    Our Pest Elimination Division provides services designed to detect, eliminate and prevent pests, such as rodents and insects, in restaurants, food and beverage processors, educational and healthcare facilities, hotels, quick service restaurant and grocery operations and other institutional and commercial customers. In addition, through our EcoSure Food Safety Management business, we provide customized on-site evaluations, training and quality assurance services to foodservice operations.

        Equipment Care:    Our Equipment Care Division provides equipment repair and maintenance services for the commercial food service industry. Repair services are offered for in-warranty repair, acting as the manufacturer's authorized service agent, as well as after warranty repair. In addition, Equipment Care operates as a parts distributor to repair service companies and end-use customers.

International Cleaning, Sanitizing and Other Services Segment

        Our legacy Ecolab businesses directly operate in 74 countries outside of the United States through wholly-owned subsidiaries or, in the case of Venezuela, through a joint venture with a local partner. In other countries, selected products are sold by our export operations to distributors, agents or licensees, although the volume of those sales is not significant in terms of our overall revenues. Our largest International Cleaning, Sanitizing and Other Services operations are located in Europe, Asia Pacific, Latin America and Canada, with smaller operations in Africa and the Middle East.

        In general, our International Cleaning, Sanitizing and Other Services businesses are similar to those conducted in the United States but are managed on a geographic basis. The businesses which are similar to the United States' Institutional and Food & Beverage businesses are the largest businesses in our International Cleaning, Sanitizing and Other Services operations. They are conducted in virtually all of our International Cleaning, Sanitizing and Other Services locations and, compared to the United States, constitute a larger portion of the overall business. Healthcare and Textile Care are also meaningful businesses in our International Cleaning, Sanitizing and Other Services operations, particularly in Europe. Kay has sales in a number of International Cleaning, Sanitizing and Other Services locations. A significant portion of Kay's international sales are to international units of United States-based quick service restaurant chains.

        Our Pest Elimination business continues to expand its geographic coverage. We operate this business in various countries in Asia Pacific, Western Europe, Latin America and South Africa, with the largest operations in France and the United Kingdom.

        Our other legacy Ecolab businesses are conducted less extensively internationally. However, in general, most of the principal businesses conducted in the United States are also operated in Canada.

Global Water and Global Paper Segments

        Our Water and Process Services business encompasses two reportable segments—Global Water, which focuses on customers across industrial and institutional markets, and Global Paper, serving the pulp and paper industries. Within both segments, we provide water and process applications aimed at combining environmental benefits with economic gains for our customers. Typically, water savings, energy savings, maintenance and capital expenditure avoidance are among the primary sources of value to our customers, with product quality and production enhancement improvements also providing a key differentiating feature for many of our offerings.

        Our offerings are organized according to the markets we serve so we can address the unique drivers faced by each market. We serve customers in the aerospace, chemical, pharmaceutical, mining and primary metals, power, food and beverage, medium and light manufacturing and pulp and papermaking industries as well as institutional clients such as hospitals, universities, commercial buildings and hotels. We provide integrated solutions to complex issues for our customers. Our technical sales professionals often adapt these solutions on-site, and our sales teams are supported by a variety of innovative service offerings. Our on-site experts, industry technical consultants and researchers develop appropriate solutions for a broad range of customer requirements, such as single process optimization, system-wide program implementation, troubleshooting or increasing efficiencies. We provide numerous plant, process and application audits and surveys in water, energy or paper processing. We offer consulting for all water use and discharge areas and make recommendations for improvements, cost reductions or efficiency improvements through our Advanced Recycle Technology programs.

        Within our Global Water segment, our innovative treatment of cooling water, boiler water, influent, and wastewater, along with practical solutions for process improvements and pollutant control, create benefits for our customers. Typically, these benefits are measured by reductions in total costs of operation and capital expenditure avoidance.

        Our Global Paper segment offers a comprehensive portfolio of programs that are used in all principal steps of the papermaking process and across all grades of paper, including graphic grades, board and packaging, and tissue and towel.

        We have typically served our largest customers in Water and Process Services for 15 years or longer. Our offerings are sold primarily by our field sales employees.

        We believe that we have the leading market position among suppliers of products and services for chemical treatment applications for water and wastewater and that we are one of the leading suppliers of water treatment products and process aids to the pulp and papermaking industry.

        Water Treatment Applications:    Our water treatment capabilities are applied across a broad array of industries, including those covered by our various industry focused business units. The following descriptions include water treatment applications used across all of our segments.

        Cooling Water Applications.    Our cooling water treatment programs are designed to control the main problems associated with cooling water systems—corrosion, scale and microbial fouling and contamination—in open recirculating, once-through and closed systems. Our 3D TRASAR® technology for cooling water is the world's first automated system for simultaneous control of corrosion, scale and microbial fouling and contamination.

        Boiler Water Applications.    Our boiler water treatment programs most commonly address corrosion and scale buildup problems. We have helped our customers overcome various boiler system challenges by providing integrated chemical solutions, process improvements and mechanical component modifications to optimize boiler performance. Our 3D TRASAR technology for boilers uses unique sensors such as the Nalco Corrosion Stress Monitor™ and is the only such offering available in the industry.

        Raw Water/Potable Water Preparation.    Our programs assist customers making potable water or water for plant processes by optimizing the performance of treatment chemicals and equipment in order to minimize costs and maximize return on investment.

        Wastewater Applications.    Our wastewater products and programs focus on improving overall plant economics, addressing compliance issues, optimizing equipment efficiency and improving operator capabilities and effectiveness. We take a holistic approach to integrated water system management and we identify innovative ways to isolate and treat particular waste streams. We combine practical engineering approaches and hands-on knowledge of system operations to design, build, operate and/or maintain the optimal reuse solution for each application and customer.

        Water Reuse and Recycling.    We have proprietary knowledge and tools to increase customers' awareness of water usage in either an individual facility or across several facilities. Additionally, we effectively document best practices across several regions and industries to benchmark consumption and also to identify key areas for conserving water and energy.

  Pulp and Papermaking Applications:

        Pulp Applications.    Our programs maximize process efficiency and increase pulp cleanliness and brightness in bleaching operations, as well as predict and monitor scaling potential utilizing on-line monitoring to design effective treatment programs and avoid costly failures.

        Paper Applications.    Our paper process applications focus on the key business drivers that are critical to the success of our customers' businesses. We integrate the entire papermaking process through mechanical, operational and chemical means to concentrate specifically on what our customers need to succeed in their market segments and improve their overall operational efficiency. We provide a broad range of customer solutions through advanced sensing, monitoring and automation combined with innovative chemistries.

Global Energy Segment

        Our Global Energy segment provides on-site, technology-driven solutions to the global drilling, oil and gas production, refining, and petrochemical industries. In addition to recovery, production and process enhancements, we deliver a full range of water treatment offerings to refineries and petrochemical plants. Our upstream process applications improve oil and gas recovery and production, extend production equipment life and decrease operating costs through services that include scale, paraffin and corrosion control, oil and water separation, and gas hydrate management solutions. Our downstream process applications increase refinery and petrochemical plant efficiency and the useful life of customer assets, while improving refined and petrochemical product quality and yields. We continue to emphasize safety and environmental leadership in our product development and implementation efforts. Our customers include nearly all of the largest publicly traded oil companies. Our Global Energy offerings are sold primarily by our corporate account and field sales employees.

        The Global Energy segment is divided into an Upstream group composed of our Adomite, Oil Field Chemicals and Enhanced Oil Recovery businesses and a Downstream refinery and petrochemical processing service business. We believe that our Global Energy segment enjoys a leading market position in the markets it serves.

        Well Stimulation and Completion:    Our Adomite group offers a range of product solutions specifically designed to enhance performance even in the most severe environments. We supply chemicals for the cementing, drilling, fracturing and acidizing phases of well drilling and stimulation. Our integrated approach to product development combines marketing and research efforts supported with process simulation, pilot plants and full-scale manufacturing capabilities. Importantly, we are committed to the development of sustainable solutions to meet the demanding environmental requirements in the industry.

        Oilfield Applications:    Our Oilfield Chemicals business provides solutions to the oil and gas production sector. We have expertise in crude oil and natural gas production, pipeline gathering/transmission systems, gas processing, and heavy oil and bitumen upgrading. Our priority is to safely manage the critical challenges facing today's oil and gas producers throughout the lifecycle of their assets. Starting with the design/capital investment phase to asset decommission, we employ a lifecycle approach to chemical solutions and services to help our customers minimize risk, achieve their production targets and maximize profitability.

        Our Asset Integrity team uses processes and technologies to help producers mitigate corrosion. We work with our customers to utilize state-of-the-art laboratory methods to design best-in-class chemistries to mitigate corrosion of the equipment, and we monitor oil and gas systems to track the success of corrosion mitigation programs. We also deploy the latest molecular monitoring tools to measure and control microbiological influenced corrosion and provide environmentally friendly chemistries worldwide.

        Enhanced Oil Recovery:    Our TIORCO® business globally markets custom-engineered chemical solutions that increase production of crude oil and gas from existing fields. TIORCO integrates enhanced oil recovery ("EOR") processes by leveraging polymer and reservoir expertise, our extensive reach in global upstream energy markets and, through a joint venture with Stepan Company, Stepan's global surfactant technology and manufacturing capabilities. TIORCO also leverages our water treatment expertise and allows us to complete this one-stop-shop EOR solution package to exploration and production companies globally. TIORCO's services include: reservoir screening, target validation, laboratory and reservoir simulation work, secondary flood optimization, tertiary recovery flood design and implementation and when needed, a produced water treatment solution.

        Downstream Refining Applications:    Our industry-focused sales engineers provide process and water treatment applications specific to the petroleum refining and fuels industry, enabling our customers to profitably refine and upgrade hydrocarbons. Our heavy oil upgrading programs minimize operation costs and mitigate fouling, corrosion, foaming and the effects of heavy metals when refining opportunity crudes.

        Our total systems approach to water and process enables our customers to minimize energy use on the utilities side. With advances in monitoring, chemistry and application, 3D TRASAR technology for cooling water has reduced shutdowns for customers, resulting in maximum operational efficiency. The rollout of 3D TRASAR Boiler Technology began in 2010 and permits our customers to enjoy increased boiler system reliability, reduced total cost of operation, and significant energy and water savings are key benefits delivered by this state-of-the-art technology.

        Clean fuels regulations require drastic reduction in the level of sulfur allowed in fuels. Our H2S Scavengers, such as the SULFA-CHECK® system, help our customers to comply with all regulatory standards. We offer an entire line of fuel additives, including corrosion inhibitors, to protect engine fuel systems and pre-market underground storage tanks and piping. In addition, we offer fuel stabilizers, pour point depressants, cetane improvers, detergents and antioxidants for home heating oil and premium diesel and gasoline packages.

        Downstream Chemical Processing Applications:    We work with customers globally to overcome the increasing challenges associated with capacity increases, plant revamps and constantly changing feedstocks. Our customized process and water treatment programs are delivered by on-site technical experts who are focused on providing improved system reliability, reduced total cost of operations, environmental compliance, sustainability in the form of energy and water savings and reduced carbon emissions.

        Water Treatment Applications:    We provide total water management solutions specific to customers' refining and chemical processing needs including boiler treatment, cooling water treatment and wastewater treatment. See "—Global Water and Global Paper Segments—Water Treatment Applications."

Merger with Nalco and Financing

        On December 1, 2011, we acquired (the "merger") Nalco pursuant to the terms of an Agreement and Plan of Merger, dated as of July 19, 2011 (the "merger agreement"). The aggregate consideration paid to Nalco stockholders in connection with the merger was approximately $5.5 billion, comprised of 68.3 million shares of Ecolab common stock and $1.6 billion in cash. Immediately following the merger, we repaid $1.3 billion of outstanding borrowings under Nalco's credit facilities. We financed the cash portion of the merger and the repayment of borrowings under Nalco's credit facilities through the issuance of $2.4 billion of commercial paper and the private sale of $250 million aggregate principal amount of 3.69% Notes due 2018 and $250 million aggregate principal amount of 4.32% Notes due 2023. Following the merger, we issued $3.75 billion aggregate principal amount of senior notes in a public offering and used the proceeds therefrom to repay approximately $1.5 billion of commercial paper, redeem all of the outstanding senior notes issued by Nalco and repurchase approximately $500 million in shares of our common stock pursuant to our previously-announced $1 billion share repurchase program.

Corporate Information

        Our principal executive offices are located at 370 Wabasha Street North, St. Paul, Minnesota 55102. Our telephone number is 1-800-232-6522. Our Internet website address is www.ecolab.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

        The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the notes, see "Description of the Notes" and "Description of Debt Securities." In this section, "Ecolab," "we," "us" and "our" are references to Ecolab Inc. only and not to any of its subsidiaries.

Issuer	Ecolab Inc.
Securities Offered	$500,000,000 principal amount of 1.000% notes due 2015.
Maturity	The notes will mature on August 9, 2015.
Interest	The interest rate per annum on the notes will be 1.000%. Interest on the notes will be payable semi-annually in arrears on February 9 and August 9 of each year, beginning February 9, 2013.
Optional Redemption	We may redeem all or part of the notes at any time or from time to time at our option at a redemption price equal to the greater of:
• 100% of the principal amount of the notes being redeemed and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement) plus 10 basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date.
See "Description of the Notes—Optional Redemption."
Offer to Repurchase upon a Change of Control Repurchase Event

If we experience a "Change of Control Repurchase Event" (as defined in this prospectus supplement), unless we have exercised our option to redeem the notes, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event."

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness.

As a holding company, our cash flow and our ability to pay our debt depends, in part, on the amount of cash that we receive from our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. At June 30, 2012, after giving pro forma effect to this offering and the application of the net proceeds as described under "Use of Proceeds," we had approximately $6.3 billion of indebtedness outstanding on a consolidated basis, of which $112.0 million of subsidiary indebtedness would be structurally senior to the notes.

Restrictive Covenants

The indenture governing the notes contains certain restrictions, including restricting our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly restricted. See "Description of the Notes—Certain Covenants of the Company."

Use of Proceeds	We intend to use the net proceeds from the sale of the notes to repay outstanding commercial paper borrowings and for general corporate purposes. See "Use of Proceeds."
Further Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby, as described under "Description of the Notes—General." Any additional debt securities having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture.

Form and Denomination

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

Risk Factors	Investing in the notes involves risks. See "Risk Factors" for a description of certain risks you should particularly consider before investing in the notes.
Trustee	Wells Fargo Bank, National Association
Governing Law	New York

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth summary historical consolidated financial and other data as of and for the periods presented. The summary historical consolidated financial and other data as of and for the five years ended December 31, 2011 has been derived from our audited consolidated financial statements. Results of Nalco are included in our summary historical consolidated financial statements since December 1, 2011, the date of the merger. The summary historical consolidated financial and other data as of and for the six months ended June 30, 2012 and 2011 has been derived from our unaudited consolidated financial statements. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes and the other financial and statistical information included in our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the period ended June 30, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, and with "Unaudited Pro Forma Condensed Combined Financial Information."

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions)
Operations:
Net sales
United States	$2,818.8	$1,657.6	$3,551.2	$3,170.4	$3,112.7	$3,130.1	$2,801.3
International (at average rates of currency exchange)	2,950.7	1,559.5	3,247.3	2,919.3	2,787.9	3,007.4	2,668.3

Total net sales(1)	5,769.6	3,217.1	6,798.5	6,089.7	5,900.6	6,137.5	5,469.6
Cost of sales(2)	3,222.9	1,631.2	3,475.6	3,013.8	2,978.0	3,141.6	2,691.7
Selling, general and administrative expenses	1,971.4	1,191.2	2,438.1	2,261.6	2,174.2	2,257.2	2,089.2
Special (gains) and charges	83.0	44.7	131.0	7.5	67.1	25.9	19.7

Operating income	492.3	350.0	753.8	806.8	681.3	712.8	669.0
Interest expense, net(3)	150.0	26.6	74.2	59.1	61.2	61.6	51.0

Income before income taxes	342.3	323.4	679.6	747.7	620.1	651.2	618.0
Provision for income taxes	114.8	103.4	216.3	216.6	201.4	202.8	189.1

Net income including noncontrolling interest	227.5	220.0	463.3	531.1	418.7	448.4	428.9
Less: Net income attributable to noncontrolling interest(4)	(6.7)	0.5	0.8	0.8	1.4	0.3	1.7

Net income attributable to Ecolab	234.2	$219.5	$462.5	$530.3	$417.3	$448.1	$427.2

Financial position (end of period):
Current assets	$3,908.5	$1,994.2	$5,396.0	$1,869.9	$1,814.2	$1,691.1	$1,717.3
Property, plant and equipment, net	2,285.1	1,212.7	2,295.4	1,148.3	1,176.2	1,135.2	1,083.4
Goodwill, intangible and other assets	10,271.8	2,200.5	10,493.3	1,854.0	2,030.5	1,930.6	1,922.1

Total assets	$16,465.4	$5,407.4	$18,184.7	$4,872.2	$5,020.9	$4,756.9	$4,722.8

Current liabilities	$3,450.7	$1,639.6	$3,166.3	$1,324.8	$1,250.2	$1,441.9	$1,518.3
Long-term debt	4,879.2	703.3	6,613.2	656.4	868.8	799.3	599.9
Postretirement health care and pension benefits	994.0	494.4	1,173.4	565.8	603.7	680.2	418.5
Other liabilities	1,439.3	227.7	1,490.7	192.2	288.6	256.5	243.2
Ecolab shareholders' equity	5,621.8	2,338.2	5,666.7	2,129.2	2,000.9	1,571.6	1,935.7
Noncontrolling interest	80.4	4.2	74.4	3.8	8.7	7.4	7.2

Total equity	5,702.2	2,342.4	5,741.1	2,133.0	2,009.6	1,579.0	1,942.9

Total liabilities and equity	$16,465.4	$5,407.4	$18,184.7	$4,872.2	$5,020.9	$4,756.9	$4,722.8

Ratio of earnings to fixed charges(5)	2.85x	7.30x	6.42x	8.06x	6.75x	6.81x	7.36x

(1)
Sales includes special (gains) and charges of $29.6 in 2011.

(2)
Cost of sales includes special (gains) and charges of $79.1 in the six month period ended June 30, 2012, $0.8 in the six month period ended June 30, 2011, $8.9 in the year ended December 31, 2011 and $12.6 in the year ended December 31, 2009.

(3)
Interest expense includes special (gains) and charges of $18.2 in the six month period ended June 30, 2012 and $1.5 in the year ended December 31, 2011.

(4)
Net income attributable to noncontrolling interest includes special (gains) and charges of $(4.5) in the six month period ended June 30, 2012.

(5)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and income or loss from equity investees plus fixed charges. Fixed charges consist of gross interest expense and amortized premiums and discounts plus an amount equivalent to interest included in rental charges.

RISK FACTORS

        You should carefully consider the following risk factors, the risk factors described in Item 1A to Ecolab's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012 and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the notes. These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to such investor's own particular circumstances or generally.

         The notes are senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries.

        The notes are our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        We are a holding company and our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries' earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. As of June 30, 2012, after giving pro forma effect to this offering and the application of the net proceeds, we had approximately $6.3 billion of indebtedness outstanding on a consolidated basis, of which $112.0 million of subsidiary indebtedness would be structurally senior to the notes.

         Negative covenants in the indenture will have a limited effect.

        The indenture governing the notes contains only limited negative covenants that apply to us and certain of our subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of worth, revenues, income, cash flows or liquidity. Accordingly, the indenture does not protect holders of the notes in the event we experience significant adverse changes in our financial condition or results of operations. See the sections titled "Description of the Notes—Certain Covenants of the Company—Restrictions on Liens" and "—Restrictions on Sale and Leaseback Transactions" in this prospectus supplement. In light of the limited negative covenants applicable to the notes, holders of the notes may be structurally or contractually subordinated to new lenders.

         Our credit ratings may not reflect all risks of your investments in the notes.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

         If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

        The notes are new issues of securities for which there currently are no established trading markets. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

  •
  that markets for the notes will develop or continue;

  •
  as to the liquidity of any market that does develop; or

  •
  as to your ability to sell your notes or the price at which you may be able to sell your notes.

         We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of a Change of Control Repurchase Event, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the Notes—Offer to Repurchase upon a Change of Control Repurchase Event."

 USE OF PROCEEDS

        We expect that the net proceeds to us from the sale of the notes will be approximately $496,900,000 (after deducting underwriting discounts and commissions and our offering expenses). We intend to use the net proceeds to repay a portion of our commercial paper borrowings, which commercial paper borrowings were issued for general corporate and working capital purposes, and for general corporate and working capital purposes. As of June 30, 2012, we had approximately $1.3 billion of commercial paper outstanding on an actual basis, with a weighted average interest rate (on a bond-equivalent yield basis) of approximately 0.5% per annum and with a weighted average maturity of approximately 17 days.

 CAPITALIZATION

        The following table sets forth, as of June 30, 2012, our consolidated short-term debt and capitalization on an actual basis and as adjusted to give effect to the issuance of the notes and the application of the net proceeds. You should read the information in this table in conjunction with "Use of Proceeds" and Ecolab's consolidated financial statements and related notes thereto which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2012
	Actual	As Adjusted
	(in millions)
Short-term debt:
Commercial paper	$1,322.0	$825.1
Notes payable	117.1	117.1
Long-term debt, current maturities	6.2	6.2

Total short-term debt	$1,445.3	$948.4

Long-term debt:
4.355% Series A Senior Notes due 2013	$154.6	$154.6
4.585% Series B Senior Notes due 2016	216.4	216.4
4.875% Senior Notes due 2015	249.2	249.2
3.69% Notes due 2018	250.0	250.0
4.32% Notes due 2023	250.0	250.0
2.375% Notes due 2014	499.8	499.8
3.000% Notes due 2016	1,247.8	1,247.8
4.350% Notes due 2021	1,249.2	1,249.2
5.500% Notes due 2041	742.4	742.4
Notes offered hereby	—	499.8
Other long-term debt	26.0	26.0
Long-term debt, current maturities	(6.2)	(6.2)

Total long-term debt	4,879.2	5,379.0

Stockholders' equity:
Common stock	339.7	339.7
Additional paid-in capital	4,137.4	4,137.4
Retained earnings	3,677.5	3,677.5
Accumulated other comprehensive loss	(473.7)	(473.7)
Treasury stock	(2,059.1)	(2,059.1)

Total stockholders' equity	5,621.8	5,621.8

Total long-term debt and stockholders' equity	$10,501.0	$11,000.8

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The accompanying unaudited pro forma annual condensed combined statement of income for the year ended December 31, 2011 ("pro forma information") combine the historical consolidated statements of income of Ecolab and historical consolidated statements of operations of Nalco, giving effect to the merger and financing transactions described within as if they had been consummated on January 1, 2010. Certain financial statement line items included in the historical consolidated financial statements of Nalco have been condensed to conform to Ecolab's financial statement presentation.

        The unaudited pro forma condensed combined statement of income was prepared using the acquisition method of accounting with Ecolab considered the acquirer of Nalco. Accordingly, the purchase price consideration from Ecolab to complete the merger with Nalco has been preliminarily allocated to assets and liabilities of Nalco based upon their estimated fair values as of the date of completion of the merger. As of the date hereof, amounts for certain contingent liabilities, certain deferred tax assets and liabilities and goodwill remain subject to change. A final determination of the fair value of Nalco's assets and liabilities is expected to be completed in 2012. Accordingly, the unaudited pro forma purchase price adjustments are not final and are subject to further adjustments as additional information becomes available and as additional analyses are performed. Increases or decreases in the fair value of relevant balance sheet amounts may result in adjustments to the balance sheet and/or statements of income. Ecolab is under no duty to update the pro forma information contained herein.

        This unaudited pro forma condensed combined statement of income has been developed from and should be read in conjunction with Ecolab's consolidated financial statements and related notes included in Ecolab's Annual Report on Form 10-K for the year ended December 31, 2011 and Nalco's Quarterly Report on Form 10-Q for the period ended September 30, 2011. The unaudited pro forma condensed combined statement of income is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the merger occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations. No unaudited pro forma balance sheet has been provided as the most applicable balance sheet that gives effect to the merger and financing transactions described within is the December 31, 2011 balance sheet, which can be found in Ecolab's 2011 Form 10-K with the SEC filed on February 28, 2012.

Unaudited Pro Forma Condensed Combined

Statement of Income

For The Year Ended December 31, 2011

	Ecolab (g)	Nalco (g)	Adjustments (f)	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share data)
Net Sales	$6,798.5	$4,507.0	$(21.6)	$—		$11,283.9
Operating Expenses
Cost of Sales	3,475.6	2,650.8	(12.4)	12.4	(a)	6,126.4
Selling, general and administrative expenses	2,438.1	1,343.4	2.8	136.3	(a)(b)	3,920.6
Special (gains) and charges	131.0	(70.1)	8.5	(89.2)	(b)	(19.8)

Total operating expenses	6,044.7	3,924.1	(1.1)	59.5		10,027.2
Operating Income	753.8	582.9	(20.5)	(59.5)		1,256.7
Other expense, net	—	11.8	(11.8)			—
Interest expense, net	74.2	173.4	2.7	1.1	(c)	251.4

Income before income taxes	679.6	397.7	(11.4)	(60.6)		1,005.3
Provision for income taxes	216.3	166.5	2.4	(54.9)	(b)(d)	330.3

Net income including noncontrolling interest	463.3	231.2	(13.8)	(5.7)		675.0
Less: Net income attributable to noncontrolling interest	0.8	8.4	0.3	—		9.5

Net income	$462.5	$222.8	$(14.1)	$(5.7)		$665.5

Earnings attributable to Ecolab per common share
Basic	$1.95	$1.61				$2.22
Diluted	$1.91	$1.59				$2.17
Weighted-average common shares outstanding
Basic	236.9	138.8		(70.5)	(e)	299.7
Diluted	242.1	140.1		(69.4)	(e)	306.5

The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of income

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Note 1. Description of the Transaction

        Ecolab and Nalco entered into an Agreement and Plan of Merger dated as of July 19, 2011 (the "merger agreement"), pursuant to which Nalco agreed to merge with and into a wholly-owned subsidiary of Ecolab. The merger was completed on December 1, 2011. Upon completion of the merger, the separate existence of Nalco ceased and Ecolab became the parent company of the Ecolab subsidiary surviving the merger and Nalco's subsidiaries.

        At the effective time of the merger, each share of Nalco common stock issued and outstanding immediately prior to the effective time, other than shares owned by Ecolab, Nalco or any of their respective wholly-owned subsidiaries and shares in respect of which appraisal rights had been properly exercised and not withdrawn, was converted into the right to receive, at the election of the stockholder, subject to certain proration and reallocation procedures described below, either 0.7005 shares of Ecolab common stock or $38.80 in cash, without interest. Nalco stockholders did not receive any fractional shares of Ecolab common stock in the merger. Instead, they received a cash payment in lieu of any fractional shares of Ecolab common stock they otherwise would have received in the merger.

        Under the merger agreement, approximately 70% of issued and outstanding shares of Nalco common stock immediately prior to the effective time were converted into the right to receive Ecolab common stock and approximately 30% of issued and outstanding shares of Nalco common stock immediately prior to the effective time were converted into the right to receive cash. In order to achieve this 70%/30% stock-cash mix of consideration, the merger agreement provided for pro-rata adjustments to and reallocation of the stock and cash elections made by Nalco stockholders, as well as the allocation of Nalco shares owned by stockholders who failed to make an election.

        Depending on the elections made by other Nalco stockholders, Nalco stockholders who elected to receive Ecolab common stock for all of their shares in the merger may have received a portion of their consideration in cash, and Nalco stockholders who elected to receive cash for all of their shares in the merger may have received a portion of their consideration in Ecolab common stock. Nalco stockholders who elected to receive a combination of Ecolab common stock and cash for their shares in the merger may have received Ecolab common stock and cash in a proportion different from that which they elected. The merger agreement also provided for the allocation of shares owned by Nalco stockholders who failed to make an election.

        Immediately prior to the completion of the merger, each restricted stock unit held by a non-employee director of Nalco fully vested and was converted into the right to receive either 0.7005 shares of Ecolab common stock or $38.80 in cash, without interest. Each time-vesting restricted stock unit held by certain officers of Nalco fully vested and was settled for shares of Nalco common stock immediately prior to the completion of the merger pursuant to their change of control agreements with Nalco.

        Except for the restricted stock unit awards described in the preceding paragraph, Nalco stock options, restricted stock units and performance stock units granted under Nalco's equity compensation plans or pursuant to any individual equity compensation award agreement, whether vested or unvested, that were outstanding immediately prior to the completion of the merger were automatically converted into an Ecolab stock option, restricted stock unit and performance stock unit, as applicable, on the same or substantially similar terms and conditions as were applicable to such Nalco stock option, restricted stock unit and performance stock unit immediately prior to the merger. Nalco stock options, restricted stock units and performance stock units were converted to Ecolab stock options, restricted stock units or performance stock units based on a stock award exchange ratio calculated in accordance with the merger agreement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 2. Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined statement of income for the year ended December 31, 2011, gives effect to the merger and the financing transactions described within as if they had been completed on January 1, 2010. No unaudited pro forma balance sheet has been provided as the most applicable balance sheet that gives effect to the merger and financing transactions described within is the December 31, 2011 balance sheet, which can be found in Ecolab's 2011 Form 10-K with the SEC filed on February 28, 2012.

        The unaudited pro forma condensed combined statement of income has been derived from the historical consolidated financial statements of Ecolab and Nalco. Certain financial statement line items included in Nalco's historical presentation have been condensed to conform to corresponding financial statement line items included in Ecolab's historical presentation. This includes the amortization of intangible assets which has been condensed into selling, general and administrative expenses, and restructuring expense, gain on divestitures, and impairment of goodwill which have been condensed into special (gains) and charges. The classification of these items have no impact on the historical operating income, net income, total assets, total liabilities or stockholders' equity reported by Ecolab or Nalco. Nalco sold its personal care products business and marine chemical business in January 2011 and February 2011, respectively. The marine chemicals and personal care products businesses contributed approximately $70 million and $25 million to net sales and income before income taxes, respectively, for the year ended December 31, 2010.

        Additionally, based on Ecolab's review of Nalco's summary of significant accounting policies disclosed in Nalco's financial statements and discussions with Nalco management, the nature and amount of any adjustments to the historical financial statements of Nalco to conform its accounting policies to those of Ecolab were not material.

        Assumptions and estimates underlying the unaudited pro forma adjustments are described in these notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of income. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

        The merger is reflected in the unaudited pro forma condensed combined statement of income as an acquisition of Nalco by Ecolab in accordance with Accounting Standards Codification Topic 805, "Business Combinations," using the acquisition method of accounting. Under these accounting standards, the total purchase price is disclosed in Note 3 to the unaudited pro forma condensed combined statement of income. As required under the acquisition method of accounting, Ecolab has recognized most assets and liabilities assumed at fair value as of the acquisition date. Certain estimated fair values are not yet finalized and are subject to change, which could be significant.

        Transaction costs have been excluded from the unaudited pro forma condensed combined statements of income as they reflect charges directly related to the merger which do not have an ongoing impact. Transaction costs have been removed from the unaudited pro forma condensed combined statement of income as disclosed in Note 4.

        The unaudited pro forma condensed combined statement of income does not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 3. Final Consideration Transferred

        The final consideration transferred to acquire all of Nalco's stock is as follows:

(in millions, except per share data)
Cash consideration
Number of Nalco common shares outstanding receiving cash consideration	41.9
Cash consideration per common share outstanding	$38.80

Total cash paid to Nalco shareholders electing cash consideration	$1,623.9
Stock consideration
Number of Nalco common shares outstanding receiving stock consideration	97.5
Exchange ratio	0.7005

Ecolab shares issued to Nalco shareholders electing stock consideration	68.3
Ecolab's closing stock price on December 1, 2011	$55.62

Total fair value of stock consideration	$3,799.7
Fair value of Nalco equity compensation awards converted to Ecolab awards	$73.5

Total fair value of cash and stock consideration	$5,497.1

        The merger has been accounted for using the acquisition method of accounting which requires, among other things, that most assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. Certain estimated values are not yet finalized (see below) and are subject to change, which could be significant.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 3. Final Consideration Transferred (Continued)

        The following table summarizes the values of Nalco assets acquired and liabilities assumed as of the merger date based on the most recent preliminary purchase price allocation as of June 30, 2012.

Opening Balance Sheet
(in millions)
Current assets	$1,869.5
Property, plant and equipment	1,068.8
Other assets	94.0
Identifiable intangible assets
Customer relationships	2,160.0
Patents	321.0
Trade names	1,230.0
Trademarks	79.0
Other technology	91.0

Total assets acquired	6,913.3
Current liabilities	1,125.7
Long-term debt	2,858.4
Pension and postretirement benefits	507.9
Net deferred tax liability	1,182.9
Noncontrolling interest and other liabilities	195.1

Total liabilities and noncontrolling interests assumed	5,870.0
Goodwill	4,453.8

Total consideration transferred	$5,497.1

        The company will finalize the amounts recognized as information necessary to complete the analyses is obtained. The company expects to finalize these amounts in 2012. Amounts for certain contingent liabilities, certain deferred tax assets and liabilities and goodwill remain subject to change.

        The customer relationships, patents, finite-lived trademarks and other technology are being amortized over weighted average lives of 15, 14, 15 and 8 years, respectively. The Nalco trade name has been determined to have an indefinite life.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

        The unaudited pro forma adjustments included in the unaudited pro forma condensed combined statement of income are as follows:

        (a)    Depreciation and amortization.    The adjustment to depreciation and amortization expense recorded in cost of sales, or COS, and selling, general and administrative, or SG&A, expenses is a result of the fair market value adjustments to assets acquired and the estimated remaining useful lives. The estimated fair value of depreciable property, plant and equipment, or PP&E, is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 6 to 26 years, subject to the completion of the purchase price allocation. The weighted-average useful life of depreciable property, plant and equipment is 11 years and of amortizable intangibles is 15 years.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income (Continued)

        The depreciation and amortization expense adjustment, which includes new Nalco related amounts, is broken down between COS and SG&A expenses as follows:

Eleven months ended November 30, 2011
(in millions)
New COS depreciation	$103.8
Eliminate historic Nalco COS depreciation	(91.4)

Total COS depreciation adjustment	$12.4

New SG&A depreciation	$35.3
Eliminate historic Nalco SG&A depreciation	(31.1)

Adjustment to SG&A depreciation	4.2
New SG&A amortization	168.4
Eliminate historic Nalco SG&A amortization	(36.0)

Adjustment to SG&A amortization	132.4

Total SG&A depreciation & amortization adjustment	$136.6

        (b)    Non-recurring transaction related items (transaction fees).    Based on the fact that the transaction fees will have no ongoing impact on the results, they have been removed, along with their tax impact, from fiscal year 2011 results. Total Ecolab transaction fees related to the merger were approximately $55 million and Nalco fees related to the merger were approximately $34 million. The following is a summary of the transaction cost adjustments in each quarter:

Year ended December 31, 2011
(in millions)
Transaction costs	$(89.5)
Tax effect of transaction costs	12.2

        (c)    Interest expense.    The net adjustment amount reflects the impact on interest expense of the repayment of Nalco term loans and the incurrence by Ecolab of additional indebtedness in order to pay the cash portion of the merger consideration and the Nalco debt. Ecolab initially financed the merger through commercial paper borrowings and through proceeds from its $500 million private placement senior notes that were funded in November 2011. In December 2011, Ecolab issued $3.75 billion of debt securities in a public debt offering which were used to fund a portion of the cash component of the Nalco merger, repay the Nalco term loans and other purposes. Ecolab repaid $3.0 billion of Nalco's debt subsequent to the merger. The offering was a multi-tranche transaction consisting of three, five, ten and thirty year maturities. Interest rates range from 2.38% to 5.50%. The $500 million private placement senior notes were split into two series: $250 million of seven year notes that mature in 2018 at a rate of 3.69% and $250 million of twelve year notes that mature in 2023 at a rate of 4.32%. Pro forma interest expense assumes total new debt of $5,250.0 million with a weighted average interest rate of 3.3% and includes amortization of new deferred financing costs. The weighted average interest rate was calculated based on the actual Ecolab debt issuances done in 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income (Continued)

        The interest expense related to the new debt incurred as a result of the merger assumes the following balances:

Amount
(in millions)
Commercial paper	$1,000.0
3 year notes	500.0
5 year notes	1,250.0
7 year notes	250.0
10 year notes	1,250.0
12 year notes	250.0
30 year notes	750.0

Total	$5,250.0

        The following is a summary of the interest expense adjustments:

Year ended December 31, 2011
(in millions)
Interest on new debt	$175.2
Amortization of financing fees	8.3
Interest expense on Nalco debt retained	12.6

Pro forma interest	196.1
Interest expense per Nalco	(195.0)

Adjustment	$1.1

        (d)    Income tax expense.    Nalco's 2011 global tax rate of 43.7% has been applied to the unaudited pro forma adjustments related to operating expenses for each interim period during 2011. The 2011 global rate of 43.7% is due to increased U.S. taxes on foreign operations and incremental foreign withholding taxes specific to 2011. Nalco's 2011 combined U.S. federal and state statutory tax rate of 37.6% has been applied to the unaudited pro forma adjustments related to interest expense for 2011.

        (e)    Shares outstanding.    This presentation reflects the elimination of Nalco's common stock and the issuance of approximately 68.3 million common shares of Ecolab common stock for the periods presented.

        The unaudited pro forma weighted average number of basic shares outstanding is calculated for each period presented by adding Ecolab's weighted average number of basic shares outstanding for that period and the number of Ecolab shares that were issued to Nalco stockholders as a result of the merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Ecolab's weighted average number of diluted shares outstanding for that period and the number of Ecolab shares issued pursuant to the merger as well as 2.4 million shares related to the assumption by Ecolab of Nalco stock options and other equity-based compensation awards. Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

        (f)    Adjustment.    Ecolab operates its international businesses on a November 30 fiscal year. Historically, Nalco operated its international businesses on a December 31 fiscal year. The adjustment

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income (Continued)

lags the international results of Nalco by one month to be consistent with the operating policy of Ecolab. Also included are certain reclassification adjustments to ensure consistency in reporting across the organization, including eliminating the amounts in Other expense, net presented by Nalco and reclassification of costs from SG&A to COS.

        (g)    Year ended December 31, 2011 Ecolab and Nalco.    The Ecolab and Nalco amounts in the columns presented in the year ended December 31, 2011 represent 12 months of U.S. and international results for Ecolab and 11 months of U.S. results and 12 months of international results for Nalco and were derived from the respective accounting records. The merger was effective December 1, 2011. Nalco's post-merger U.S. results for December 2011 are included in the Ecolab column.

Note 5. Special (gains) and charges

        Special (gains) and charges include items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. Special (gains) and charges were incurred by both Nalco and Ecolab on the unaudited pro forma condensed combined statements of income and include the following items:

2011
(in millions)
Net sales
Customer agreement modification	$29.6
Cost of sales
Restructuring charge	5.3
Recognition of Nalco inventory fair value step-up	3.6

Subtotal	8.9
Special (gains) and charges
Restructuring charges	77.9
Business structure and optimization	0.9
Acquisition integration charges	37.4
Gain on sale of business	(136.0)

Subtotal	(19.8)
Impact to operating income	18.7
Interest expense
Loss on extinguishment of debt/other fees	4.3

Total special (gains) and charges	$23.0

        Both Ecolab and Nalco incurred restructuring expenses, representing mostly employee severance and related costs, in programs to improve efficiency and effectiveness of the businesses. These expenses were recorded in cost of sales and special (gains) and charges in the unaudited pro forma condensed combined statements of income. Ecolab incurred $74.3 million of restructuring charges in 2011. Nalco incurred $8.9 million of restructuring charges in 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

Note 5. Special (gains) and charges (Continued)

        As a result of the Nalco merger, during 2011, Ecolab incurred merger related charges of $38.9 million. Merger charges have been included as a component of cost of sales, special (gains) and charges and interest expense on the unaudited pro forma condensed combined statements of income. Amounts included in cost of sales included recognition of fair value step-up in Nalco inventory. Amounts included in special (gains) and charges include integration charges. Non-recurring transaction related costs and advisory fees have been removed from fiscal year 2011 results (see footnote 4.b.). Amounts included in interest expense include fees to secure short-term credit facilities in the fourth quarter to initially fund the Nalco merger.

        In 2011, Ecolab modified a long-term customer agreement that was assumed as part of a previous acquisition. The impact of the modification was included in net sales on the unaudited pro forma condensed combined statements of income, resulting in a sales reduction of $29.6 million.

        In 2011, Nalco completed the sale of its personal care and marine chemical businesses which resulted in a gain of $136.0 million recorded in special (gains) and charges. Proceeds from the sale of these two businesses were $198.4 million.

        In 2011, Ecolab completed the purchase of the assets of the Cleantec business of Campbell Brothers Ltd., Brisbane, Queensland, Australia ("Cleantec"). Special (gains) and charges in 2011 included acquisition integration costs incurred to optimize the Cleantec business structure.

        In connection with debt repayments and refinancings, Nalco recognized losses on early extinguishment of debt and other refinancing expenses in interest expense of $2.8 million in 2011.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms and provisions of the "debt securities" set forth in the accompanying prospectus, to which reference is made. References to "we," "us" and "our" in this section are only to Ecolab Inc. and not to its subsidiaries.

General

        The notes will be issued under an amended and restated indenture dated as of January 9, 2001 (the "base indenture"). Certain terms of the notes will be contained in a supplemental indenture (the "supplemental indenture" and, together with the base indenture, the "indenture"), among us, Wells Fargo Bank, National Association, as trustee, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association, and Bank One, National Association), as original trustee.

        The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior debt from time to time outstanding. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors.

        The notes will initially be limited to $500,000,000 in aggregate principal amount and will mature on August 9, 2015. The notes will bear interest at the rate of 1.000% per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

        Interest on the notes will accrue from August 9, 2012. We will make interest payments on the notes semi-annually in arrears on February 9 and August 9 of each year, commencing February 9, 2013 to the holders of record at the close of business on the immediately preceding January 25 and July 25, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes offered hereby, issue notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture.

        If an interest payment date or the maturity date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payment for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

        The notes will be issued only in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 above that amount.

        The trustee will initially act as paying agent for the notes. We may change the paying agent without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency designated by us from time to time for these purposes, which will initially be the Corporate Trust Office of the trustee in Minneapolis, Minnesota. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

        No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under "Book-Entry Delivery and Settlement," the notes will not be issuable in certificated form.

        As used in this prospectus supplement, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or place of payment.

Optional Redemption

        We may redeem all or part of the notes at any time or from time to time, in each case, at our option at a redemption price equal to the greater of:

  (i)
  100% of the principal amount of the notes to be redeemed on that redemption date; and

  (ii)
  as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 10 basis points;

plus, in each case, accrued and unpaid interest, if any, to the redemption date.

        Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Quotation Agent" means any Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means (i) each of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (ii) two other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by the trustee, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking Fund

        The notes will not be entitled to any sinking fund.

Offer to Repurchase upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

        Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

  •
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being repurchased by us.

        The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or integral multiples of $1,000 above that amount.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

  Definitions

        "Below Investment Grade Rating Event" means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

  (2)
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the voting stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Director" means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

        "Moody's" means Moody's Investors Service Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agency" means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Voting Stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants of the Company

        You can find the definitions of certain terms used in this section under "Certain Definitions."

        Restrictions on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property (as defined under "Certain Definitions" below) of the Company or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary, whether owned at the date of the issuance of the notes or thereafter acquired, without effectively securing the notes equally and ratably with such Debt for at least the period such other Debt is so secured unless, after giving effect thereto, the aggregate amount of all Debt so secured (not including Debt permitted in clauses (1) through (7) in the following sentence), together with all Attributable Debt (as defined under "Certain Definitions" below) in respect of Sale and Leaseback Transactions involving Operating Properties pursuant to clause (2) under "—Restrictions on Sale and Leaseback Transactions" in existence at such time would not exceed 15% of the Consolidated Net Tangible Assets (as defined under "Certain Definitions" below).

        The foregoing restriction does not apply to, and therefore shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

  (1)
  mortgages on Operating Property, shares of stock or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary, provided that such mortgages are not incurred in anticipation of such entity's becoming a Restricted Subsidiary;

  (2)
  mortgages on Operating Property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on Operating Property, shares of stock or Debt to secure any Debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of Operating Property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Operating Property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

  (3)
  mortgages to secure Debt owing to the Company or to a Restricted Subsidiary;

  (4)
  mortgages on Operating Property, shares of stock or Debt existing at the date of the initial issuance of the notes;

  (5)
  mortgages on Operating Property, shares of stock or Debt of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

  (6)
  mortgages on Operating Property, shares of stock or Debt in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Operating Property subject to such mortgages; or

  (7)
  extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement.

        Restrictions on Sale and Leaseback Transactions.    Sale and Leaseback Transactions by the Company or any Restricted Subsidiary with a third party of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 60 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Leaseback Transactions are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Operating Property to be leased and either:

  (1)
  the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (7) of the paragraph under the caption "—Restrictions on Liens" herein, without equally and ratably securing the notes, to issue, assume or guarantee Debt secured by a mortgage on such Operating Property;

  (2)
  the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are referred to in clause (1) or (3) of this paragraph), plus the aggregate principal amount of Debt secured by mortgages on Operating Properties then outstanding (excluding any such Debt secured by mortgages described in clauses (1) through (7) of the paragraph under the caption "—Restrictions on Liens" herein) which do not equally and ratably secure the notes, would not exceed 15% of Consolidated Net Tangible Assets; or

  (3)
  the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Operating Property (as determined in good faith by the Board of Directors of the Company) so sold and leased back at the time of entering into such Sale and Leaseback Transaction to

  (a)
  retire (other than any mandatory retirement, mandatory repayment or sinking fund payment or by payment at maturity) notes or other Debt of the Company or a Restricted Subsidiary (other than Debt subordinated to the notes) having a Stated Maturity (as defined in the indenture) more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application or

  (b)
  purchase, construct or develop one or more Operating Properties (other than that involved in such Sale and Leaseback Transaction);

provided that the amount to be so applied pursuant to clause (3) will be reduced by the principal amount of notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation.

Restricted and Unrestricted Subsidiaries

        The restrictive provisions described above under "—Certain Covenants of the Company" are applicable to the Company and its Restricted Subsidiaries and do not apply to Unrestricted Subsidiaries. The assets and liabilities of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture.

        "Unrestricted Subsidiaries" are defined as (1) any Subsidiary substantially all of whose physical properties are located, or substantially all of whose business is carried on, outside the United States and Canada, (2) any finance Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary. In addition, the Board of Directors may designate any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any mortgage on any Operating Property of, the Company or any Restricted Subsidiary of the Company; provided that the Subsidiary to be so designated has total assets at the time of such designation of $5 million or less. "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries.

        The term "Subsidiary" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the Board of Directors of such corporation.

        Neither the Company nor any Restricted Subsidiary may transfer an Operating Property or shares of stock or Debt of a Restricted Subsidiary to an Unrestricted Subsidiary.

        An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by mortgages which would otherwise be subject to the restrictions described under "—Certain Covenants of the Company—Restrictions on Liens" and the Attributable Debt in respect of all Sale and Leaseback Transactions pursuant to clause (2) under "—Certain Covenants of the Company—Restrictions on Sale and Leaseback Transactions") in existence at such time does not at the time exceed 15% of Consolidated Net Tangible Assets.

Certain Definitions

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company's latest audited consolidated balance sheet contained in the Company's most recent annual report to its stockholders prior to the time as of which "Consolidated Net Tangible Assets" shall be determined.

        "Operating Property" means any manufacturing or processing plant, warehouse or distribution center, together with the land upon which it is situated located within the United States or in Canada and owned and operated now or hereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated Net Tangible Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

        "principal" of a Security means principal amount of, and, unless the context indicates otherwise, includes any premium payable on the Security.

        "United States" means the United States of America (any state thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Events of Default

        The events of default with respect to the notes are described in the accompanying prospectus under "Description of Debt Securities—Events of Default."

Book-Entry Delivery and Settlement

  Global Notes

        We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

  DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

  •
  DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

  Certificated Notes

        Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Concerning the Trustee

        Wells Fargo Bank, National Association, is the trustee for the notes. In the ordinary course of business, the trustee and affiliates of the trustee have engaged and may in the future engage in commercial banking transactions with the Company and its affiliates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

  •
  is based on the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements as of the date of this supplement, all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described in this prospectus supplement;

  •
  addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price, and hold the notes as capital assets within the meaning of the Code (that is, for investment purposes);

  •
  does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

  •
  does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, real estate investment trusts, cooperatives, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates within the meaning of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

  •
  does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws), and does not discuss any state, local or foreign tax laws; and

  •
  does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

        We have not sought and will not seek a ruling from the Internal Revenue Service, or the IRS, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

        If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This supplement does not discuss rules applicable to partnerships. If you are a partnership or a partner in a partnership holding notes, you are particularly urged to consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

        It is not expected that the notes will be issued with "original issue discount" for United States federal income tax purposes. If the notes are issued with more than a defined de minimis amount of original issue discount, United States federal income tax consequences materially different than those described below would apply to holders of the notes.

        Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

Certain United States Federal Income Tax Consequences To U.S. Holders

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a "U.S. Holder." For purposes of this summary, "U.S. Holder" means a beneficial owner of a note or notes that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

  •
  an estate the net income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

  Treatment of Interest

        Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrues in accordance with the U.S. Holder's regular method of tax accounting.

  Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition, collectively referred to as a disposition for purposes of this summary, of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder's income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation under current law. The deductibility of capital losses is subject to limitations.

        If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Certain United States Federal Tax Consequences to Non-U.S. Holders

        The following is a summary of the United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a "Non-U.S. Holder." For purposes of this summary, "Non-U.S. Holder" means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), that is not a U.S. Holder.

        Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including "controlled foreign corporations" and "passive foreign investment companies." Such Non-U.S.

Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Treatment of Interest

        A Non-U.S. Holder will not be subject to United States federal income tax or withholding of such tax in respect of interest income on the notes if the interest income qualifies for the "portfolio interest exception." Interest income will qualify for the "portfolio interest exception" if each of the following requirements is satisfied:

  •
  the interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States;

  •
  the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

  •
  the Non-U.S. Holder does not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of our stock entitled to vote; and

  •
  the Non-U.S. Holder is not a "controlled foreign corporation" that is actually or constructively related to us through stock ownership.

        The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

        If the requirements of the "portfolio interest exception" are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a withholding of United States federal income tax at a 30% rate, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the withholding of United States federal income tax at a 30% rate if the interest is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Treatment of Dispositions of Notes

        A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding of such tax on gain realized upon the disposition of a note unless:

  •
  the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

        If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

        THE UNITED STATES FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

        Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,000,000
J.P. Morgan Securities LLC	$40,000,000
Mitsubishi UFJ Securities (USA), Inc.	$40,000,000
SMBC Nikko Capital Markets Limited	$40,000,000
RBS Securities Inc.	$22,500,000
U.S. Bancorp Investments, Inc.	$22,500,000
Wells Fargo Securities, LLC	$22,500,000
Citigroup Global Markets Inc.	$12,500,000

Total	$500,000,000

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to certain dealers at such price less a concession not in excess of 0.25% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not in excess of 0.15% of the principal amount of the notes.

        The expenses of the offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discounts and commissions	0.350%	$1,750,000

New Issues of Notes

        The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of such notes may be adversely affected. If the notes are traded, the notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Merrill Lynch, Pierce, Fenner & Smith Incorporated or one of its affiliates acts as administrative agent, co-syndication agent and joint lead arranger of our $1.0 billion 364-day credit agreement and $1.5 billion multicurrency credit agreement.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Douglas M. Baker, Jr., Chairman of the Board and Chief Executive Officer of the Company, and two other directors of the Company, Joel W. Johnson and Jerry W. Levin, also serve as directors of U.S. Bancorp, the parent of U.S. Bancorp Investments, Inc., one of the underwriters.

Selling Restrictions

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

        This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purposes of the above provisions, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

 LEGAL MATTERS

        The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of Ecolab Inc. for the three-month periods ended March 31, 2012 and 2011 and the six-month periods ended June 30, 2012 and 2011, incorporated by reference into this prospectus supplement and the accompanying prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2012 and August 2, 2012 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this prospectus supplement and the accompanying prospectus by reference to the Ecolab Inc. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPERTS

        The consolidated financial statements of Nalco Holding Company and its subsidiaries as of December 31, 2010, and for the year ended December 31, 2010, incorporated into this prospectus supplement and the accompanying prospectus by reference to Ecolab's Current Report on Form 8-K filed on December 2, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Nalco Holding Company and its subsidiaries as of December 31, 2009 and for each of the two years in the period ended December 31, 2009 appearing in Ecolab's Current Report on Form 8-K filed on December 2, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

Debt Securities

        Ecolab Inc. may offer debt securities (the "Debt Securities") from time to time, in one or more offerings. We will provide the specific terms of any offering and the Debt Securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

        We may offer and sell the Debt Securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

        Investing in the Debt Securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in the prospectus supplement relating to any specific offering of the Debt Securities and in other documents that we file with the Securities and Exchange Commission (the "SEC"). See "Risk Factors" on page 1 of this prospectus.

        Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2011.

i

ABOUT THIS PROSPECTUS

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "Ecolab," "we," "our," "us," "the Company" or similar references are to Ecolab Inc. and its consolidated subsidiaries, which, prior to December 1, 2011, did not include Nalco Holding Company and its subsidiaries and, since December 1, 2011, has included Nalco Holding Company and its subsidiaries. References to "Nalco" refer to Nalco Holding Company and its consolidated subsidiaries.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, Ecolab may, from time to time, sell Debt Securities as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of, among other things, the Debt Securities that Ecolab may offer. Each time that Debt Securities are sold, a prospectus supplement containing specific information about the terms of that offering and the particular Debt Securities will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and in any free writing prospectus issued by us. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Ecolab is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

RISK FACTORS

        Investing in the Debt Securities involves risks. Before investing in the Debt Securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled "Risk Factors" in any prospectus supplement, in our most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to such Annual Report on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in our other filings with the SEC. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC Public Reference Room in Washington, D.C. by calling the SEC at (800) 732-0330. Our filings are also available to the public from the website maintained by the SEC at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE") under the trading symbol "ECL." Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents that Ecolab has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Information that Ecolab files subsequent to the date of this prospectus with the

SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011; and

  •
  our Current Reports on Form 8-K filed on December 2, 2011, November 30, 2011 (except with respect to Item 7.01), November 14, 2011, November 8, 2011, October 31, 2011 (two filings), October 28, 2011, October 25, 2011 (except with respect to Item 2.02), September 8, 2011, September 6, 2011, August 30, 2011, August 24, 2011, July 27, 2011 (except with respect to Item 2.02), July 20, 2011 (except with respect to Item 2.02), May 6, 2011 and February 17, 2011 (except with respect to Item 2.02).

        In addition, the following is also incorporated be reference into this prospectus: (i) the audited consolidated balance sheets of Nalco as of December 31, 2010 and 2009 and the consolidated statements of operations, equity and cash flows of Nalco for each of the three years in the period ended December 31, 2010, and notes related thereto, (ii) the unaudited condensed consolidated balance sheet of Nalco as of September 30, 2011 and the condensed consolidated statements of operations and cash flows of Nalco for the three and nine-month periods ended September 30, 2011 and 2010, and notes related thereto, and (iii) the risk factors relating to Nalco's business, each of which is included as an exhibit to our Current Report on Form 8-K filed on December 2, 2011.

        We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise. You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or orally. To receive any such copy, call or write:

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
Attn: Corporate Secretary
1-800-232-6522

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

        General information about Ecolab, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ecolab.com/investor as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings.

FORWARD-LOOKING STATEMENTS

        This prospectus, and the documents incorporated herein by reference, may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those of such forward-looking statements. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. In this prospectus, and the documents incorporated by reference herein, we discuss expectations regarding our business, financial condition and results of operations. Without limiting the foregoing, words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "we believe," "estimate," "project" (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements. Forward-looking statements may also represent challenging goals for us. These statements, which represent our expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such forward-looking statements. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made.

        Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of Ecolab's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 and on Exhibit 99.4 to Ecolab's Current Report on Form 8-K filed on December 2, 2011, each of which is incorporated by reference herein, and include:

  •
  our ability to promptly and effectively integrate the businesses of Ecolab and Nalco and to achieve the cost savings and synergies we anticipate from Ecolab's acquisition of Nalco on December 1, 2011 within the expected time frame or at all;

  •
  the potential for disruption from the Nalco acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers;

  •
  the markets served and business operations of Nalco differ from Ecolab, and the combined business has a different business mix than Ecolab's business prior to the acquisition, presenting different operational risks and challenges;

  •
  the combined company has substantial indebtedness and the future credit ratings of the combined company or its subsidiaries may be different from what we currently expect;

  •
  the Nalco acquisition may involve unexpected costs, unexpected liabilities or unexpected delays;

  •
  the future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Nalco acquisition;

  •
  future events may impact our deferred tax position, including the utilization of foreign tax credits and undistributed earnings of international affiliates that are considered to be reinvested indefinitely;

  •
  we will likely have to make additional contributions to fund our pension and other post-retirement benefit plans, including Nalco plans, and such contributions will negatively impact our cash flow;

  •
  we may incur significant expenses related to the amortization of intangible assets and may be required to report losses resulting from the impairment of goodwill or other assets recorded, each in connection with the Nalco acquisition or other completed or future acquisitions;

  •
  the vitality of the markets we serve;

  •
  the impact of worldwide economic factors such as the economy, capital flows, interest rates and foreign currency risk;

  •
  our ability to execute on key business initiatives, including leveraging a new ERP system and completing other actions to increase the competitiveness of our European business;

  •
  the ability to acquire and effectively integrate complementary businesses;

  •
  fluctuations in raw material and delivered product costs;

  •
  our ability to develop competitive advantages through value, innovation and customer support;

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  the costs and effects of complying with laws and regulations relating to the environment, including evolving climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including employment and labor laws;

  •
  restraints on pricing flexibility due to contractual obligations;

  •
  pressure on results of operations from consolidation of customers and vendors;

  •
  public health epidemics;

  •
  the occurrence of litigation or claims;

  •
  the loss or insolvency of a major customer or distributor;

  •
  acts of war, terrorism or hostilities, natural or man-made disasters, water shortages or severe weather conditions which impact our markets;

  •
  our ability to attract and retain high caliber management talent;

  •
  our ability to develop new technologies and offerings in response to changing customer needs;

  •
  claims relating to products and services we supply, including pending claims relating to the use of our products during the response to the Deepwater Horizon oil spill;

  •
  political, economic and legal risks relating to our non-U.S. operations; and

  •
  other uncertainties or risks reported from time to time in our reports to the SEC.

        You should carefully consider all of the information in or incorporated by reference in this prospectus and any accompanying prospectus supplement prior to investing in the Debt Securities. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of Debt Securities. Except as may be required under applicable law, we undertake no duty to update our forward-looking statements.

ECOLAB INC.

        We develop and market premium products and services for the hospitality, foodservice, healthcare and industrial markets. We provide cleaning and sanitizing products and programs, as well as pest elimination, maintenance and repair services primarily to customers in the foodservice, food and beverage processing, hospitality, healthcare, government and education, retail, textile care, commercial facilities management and vehicle wash sectors. We are also a leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to a variety of industrial and institutional customers. A strong commitment to customer support and sustainable solutions is a distinguishing characteristic of our business.

        The address of our principal executive offices is 370 Wabasha Street North, St. Paul, Minnesota 55102 and our telephone number at our principal executive offices is 1-800-232-6522.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our Debt Securities for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, repurchase of shares of our common stock, capital expenditures, acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

		Year Ended December 31,
	Nine Months Ended September 30, 2011
		2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges (1)	8.24x	8.06x	6.75x	6.81x	7.36x	7.55x

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and income or loss from equity investees plus fixed charges. Fixed charges consist of gross interest expense and amortized premiums and discounts plus an amount equivalent to interest included in rental charges.

DESCRIPTION OF DEBT SECURITIES

        The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The specific terms of the Debt Securities offered by any prospectus supplement (the "Offered Debt Securities") and the extent, if any, to which such general terms and provisions may apply to the Debt Securities so offered, will be described in the prospectus supplement relating to such Offered Debt Securities.

        The Offered Debt Securities will be issued in one or more series under an Amended and Restated Indenture dated as of January 9, 2001 (the "Indenture"), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association, and Bank One, National Association), as original trustee. Specific terms of the Offered Debt Securities will be contained in a supplemental indenture between us and a trustee to be named therein (the "Trustee"). A copy of the Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including definitions of certain terms contained in the Indenture. Particular sections or defined terms of the Indenture referred to herein are incorporated herein by reference. Capitalized terms which are used throughout this section but not otherwise defined in this prospectus shall have the meanings given to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

General

        The Debt Securities will be senior unsecured and unsubordinated obligations of the Company and will rank equally with all other senior and unsubordinated indebtedness of the Company from time to time outstanding, provided that such other senior and unsubordinated indebtedness may contain covenants, events of default or other provisions which are different from or which are not contained in the Debt Securities.

        The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 2.3.)

        Reference is made to the prospectus supplement relating to the Offered Debt Securities for the following terms thereof:

  •
  the title of the Offered Debt Securities;

  •
  any limit on the aggregate principal amount of the Offered Debt Securities;

  •
  the date or dates on which the Offered Debt Securities will be payable, which date or dates may be fixed or extendible;

  •
  the rate or rates per annum, which may be fixed or variable (or the method of calculating such rate), at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue;

  •
  the dates on which any such interest will be payable;

  •
  the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions;

  •
  the obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund (or analogous provision) or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the currency in which, and the other terms and conditions upon which, such securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

  •
  if the Offered Debt Securities are Original Issue Discount Securities, the amount (or the method of calculating such amount) of principal payable upon acceleration of such Offered Debt Securities following an Event of Default;

  •
  the coin or currency in which payment of the principal of and interest on the Offered Debt Securities will be made if other than the coin or currency of the United States;

  •
  any provisions enabling the Company or Holders of Offered Debt Securities to elect to make or receive payments of the principal of or interest on the Offered Debt Securities in a coin or currency other than that in which the Offered Debt Securities are stated to be payable;

  •
  the method by which amounts payable of principal of or interest, if any, on the Offered Debt Securities may be calculated, and any currencies, commodities or indices, or value, rate or price, relevant to such calculation;

  •
  the right of the Company to defease the Offered Debt Securities or certain covenants under the Indenture;

  •
  whether the Offered Debt Securities will be issued in whole or in part in temporary or permanent global form and, if so, the initial Depositary with respect to such Global Security (as defined below);

  •
  if a temporary Global Security is to be issued with respect to the Offered Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Offered Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Offered Debt Securities having the same terms;

  •
  any addition to, or modification or deletion of, any Event of Default or any covenant specified in the Indenture with respect to the Offered Debt Securities;

  •
  any trustees, depositaries, authenticating or Paying Agents, transfer agents or Security Registrars or any other agents with respect to the Offered Debt Securities;

  •
  the Person to whom any interest on the Offered Debt Securities is payable, if other than the registered Holder thereof;

  •
  whether and under what circumstances the Company will pay additional amounts on the Offered Debt Securities held by a Non-U.S. Person in respect of any tax assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such additional interest; and

  •
  any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the Offered Debt Securities. (Section 2.3.)

        Unless otherwise indicated in the prospectus supplement relating thereto, principal of and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee in the City and State of New York; provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 2.3, 2.8 and 3.2.)

        No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8.)

        Debt Securities may be sold at a substantial discount below their principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax considerations applicable to any such Debt Securities, or to Debt Securities which are denominated in a currency or currency unit other than United States dollars, will be set forth in the applicable prospectus supplement.

Form, Exchange and Transfer

        Debt Securities of a series will be issuable only in registered form without coupons and may be issued as one or more global securities in registered form (each a "Global Security"). Unless otherwise specified in the applicable prospectus supplement, Debt Securities will be issued only in denominations of $1,000 and integral multiples thereof. (Sections 2.3 and 2.7.)

        At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 2.8.)

        Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange and registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable prospectus supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Sections 2.8 and 3.2.)

        If the Company redeems, in whole or in part, the Debt Securities of any series (or of any series and specified tenor), the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 Business Days before the day of mailing of a notice of redemption or exchange of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Registered Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Registered Security being redeemed in part. (Section 2.8.)

Global Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be issued to and registered in the name of the depositary (the "Depositary") identified in the prospectus supplement, or its nominee, relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 2.8.)

        The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements:

  •
  Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  •
  So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  •
  Payments of principal of and interest, if any, on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  •
  The Company expects the Depositary or its nominee, immediately upon receipt of any payment of principal or interest in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the sole responsibility of such Participants. The Company has no control over the practices of the Depositary or the Participants, and there can be no assurance that these practices will not be changed.

  •
  If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any series of Debt Securities represented by a Global Security, such Global Security shall be exchangeable for individual Debt Securities of such series at the request of the Depositary for such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to a physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 2.15.)

        Unless otherwise indicated in the applicable prospectus supplement, principal of and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register or may be made by wire transfer of immediately available funds to an account designated by the Holder. Unless otherwise indicated in the applicable prospectus supplement, a Paying Agent designated by the Company and located in the Borough of Manhattan, the City of New York, will act as Paying Agent for payments with respect to Debt Securities of each series. All Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable prospectus supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 3.2.)

        All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on any Debt Security which remain unclaimed at the end of one year after such principal or interest has become due and payable will be repaid to the Company upon request, and the Holder of such Debt Security or any Coupon thereafter may look only to the Company for payment thereof. (Section 10.4.)

Certain Covenants of the Company

        Certain covenants applicable to any series of Debt Securities will be described in the prospectus supplement relating to such Debt Securities.

Merger and Consolidation

        The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with or merge into any other corporation, or sell or convey all or substantially all its properties and assets as an entirety to any Person, provided that in any such case:

  •
  the successor corporation, if other than the Company, shall be a domestic corporation and such corporation shall assume by supplemental indenture the Company's obligations under the Indenture and the Debt Securities issued thereunder; and

  •
  immediately after such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

        Upon compliance with these provisions by a successor corporation in connection with a consolidation with or merger of the Company into, or conveyance, transfer or lease to, such successor corporation, the Company (except in the case of a lease) would be relieved of its obligations under the Indenture and the Debt Securities. Notwithstanding the second bullet-point in the foregoing paragraph, the Company may merge or consolidate any Restricted Subsidiary into or with the Company or any other direct or indirect wholly-owned Restricted Subsidiary of the Company. (Sections 9.1 and 9.2.)

Events of Default

        The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events:

  (1)
  default for 30 days in any payment of interest on such series when due;

  (2)
  default in any payment of principal of such series when due either at maturity, upon redemption, by declaration or otherwise;

  (3)
  default in the payment of any sinking fund installment with respect to such series when due either at maturity, upon redemption, by declaration or otherwise;

  (4)
  default for 60 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of any series of Debt Securities other than that series);

  (5)
  certain events of bankruptcy, insolvency or reorganization; or

  (6)
  any other Event of Default provided with respect to Debt Securities of that series.

        If an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of and interest on such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be immediately due and payable; provided, however, that with respect to Events of Default specified by clauses (4) and (6) in the foregoing paragraph involving all series of Outstanding Debt Securities, only the Trustee or the Holders of not less than 25% of all such series voting as a single class may declare the principal of and interest on such Debt Securities immediately due and payable. (Sections 5.1 and 5.2.)

        Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay principal of or interest on such Debt Security or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each Outstanding Debt Security of the series affected. (Section 5.13.)

        Reference is made to the prospectus supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

        The Indenture requires the Company to file annually with the Trustee an Officer's Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 3.5.) The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of the Debt Securities of any series, transmit by mail (or give by publication for Bearer Securities) to all Holders of Debt Securities of such series notice of any default known to the Trustee, unless such default shall have been cured or waived; provided, that the Trustee will be protected in withholding notice to the Holders of Debt Securities of such series of any default (except in payment of principal or interest or any sinking fund installment) if the board of directors or a committee thereof or responsible officers in good faith determine it in the interest of the Holders of Debt Securities of such series to do so. (Section 5.15.)

        If an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the Holders of the Debt Securities of such series unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. (Sections 6.1 and 6.2.) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. However, the Indenture provides that the Trustee need not take any action which would be unduly prejudicial to the Holders not joining such direction. (Section 5.12.)

        No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, (2) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made a written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request within 60 days of such notice, request and offer of indemnity and (4) the Trustee shall have failed to institute such proceeding within that 60-day period. (Section 5.7.) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 5.8.)

Modification and Waiver

        Modification and amendments of the Indenture or any supplemental indenture or the rights of the Holders of the Debt Securities issued thereunder may be made by the Company and the Trustee with the consent of the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest payable on, any Debt Security; (2) reduce the principal amount of, the rate of interest on, or any premium payable on redemption of any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration; (3) change the place or currency of payment of principal of or interest on any Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity thereof; or (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series for which the consent of the Holders thereof is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 8.2.)

        Unless otherwise provided in the applicable prospectus supplement, the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 3.9.)

        The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the Holders of Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes.

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

        The Indenture provides that the Company may defease and be discharged from any and all obligations (except as otherwise described in (a) below) with respect to the Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

        In addition, the Indenture provides that with respect to each series of Debt Securities, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series (except for the obligations to register the transfer or exchange of the Debt Securities of such series, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series and to hold moneys for payment in trust) or (b) to be released from the restrictions described in this section of this prospectus under the headings "Certain Covenants of the Company" and "Merger and Consolidation" and, to the extent specified in connection with the issuance of such series of Debt Securities, other covenants applicable to such series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the Debt Securities of such series. Such a trust may only be established if, among other things, the

Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of such Indenture. (Sections 10.1 and 10.2.)

        The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of Debt Securities, and any such modification will be described in the applicable prospectus supplement.

Notices

        Unless otherwise provided in the applicable prospectus supplement, any notice required to be given to a Holder of a Debt Security of any series will be mailed to the last address of such Holder set forth in the applicable Security Register. (Section 11.4.)

Governing Law

        The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.8.)

PLAN OF DISTRIBUTION

        Ecolab may sell the Debt Securities in one or more of the following ways from time to time:

  •
  to or through underwriters or dealers;

  •
  by itself directly;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement relating to an offering of any series of Debt Securities will set forth the terms of such offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of such Debt Securities and the proceeds to Ecolab from the sale thereof;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

  •
  any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

        Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of the Debt Securities, the underwriters will acquire such securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        In connection with underwritten offerings of any series of Debt Securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of such Debt Securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

  •
  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

  •
  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

  •
  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

        These transactions may be effected on a national securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If a dealer is used in the sale of any series of Debt Securities, Ecolab will sell such Debt Securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Debt Securities may be sold directly by Ecolab to one or more institutional purchasers, or through agents designated by Ecolab from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of any series of Debt Securities in respect of which this prospectus is delivered will be named, and any commissions payable by Ecolab to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        The Debt Securities issued hereunder will have no prior trading market, and may or may not be listed on a national securities exchange. Any underwriters to whom Ecolab sells Debt Securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the Debt Securities.

LEGAL MATTERS

        The validity of the Debt Securities offered by this prospectus and any prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of Ecolab Inc. for the three-month periods ended March 31, 2011 and 2010, the six-month periods ended June 30, 2011 and 2010, and the nine-month periods ended September 30, 2011 and 2010, incorporated by reference into this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2011, August 4, 2011 and October 31, 2011 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the Ecolab Inc. Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPERTS

        The consolidated financial statements of Nalco Holding Company and its subsidiaries as of December 31, 2010, and for the year ended December 31, 2010, incorporated into this prospectus by reference to Ecolab's Current Report on Form 8-K filed on December 2, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Nalco Holding Company and its subsidiaries as of December 31, 2009 and for each of the two years in the period ended December 31, 2009 appearing in Ecolab's Current Report on Form 8-K filed on December 2, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$500,000,000

Ecolab Inc.

1.000% Notes due 2015

Prospectus Supplement

August 7, 2012

Joint Book-Running Managers

BofA Merrill Lynch
Credit Suisse

Senior Co-Managers

J.P. Morgan
Mitsubishi UFJ Securities
SMBC Nikko

Co-Managers

RBS
US Bancorp
Wells Fargo Securities
Citigroup